Exhibit (j)(24) under Form N-1A

Exhibit 24 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 201 to the Registration Statement (Form N-1A, No. 33-31602) of Money Market Obligations Trust, and to the incorporation by reference of our report, dated June 23, 2017 on Federated U.S. Treasury Cash Reserves (one of the portfolio constituting Money Market Obligations Trust) included in the Annual Shareholder Report for the fiscal year ended April 30, 2017.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 23, 2017